Exhibit 4.3

EXECUTION VERSION

ALDER BIOPHARMACEUTICALS, INC.

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 22, 2019

to

INDENTURE

Dated as of February 1, 2018

2.50% Convertible Senior Notes due 2025

U.S. BANK NATIONAL ASSOCIATION

Trustee

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 22, 2019 (this “Supplemental Indenture”), among ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), as issuer, LUNDBECK LLC (“Lundbeck”), and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of February 1, 2018 (as supplemented by the First Supplemental Indenture, dated as of February 1, 2018 (the “First Supplemental Indenture”) between the Company and the Trustee and as further supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 2.50% Convertible Senior Notes due 2025 (the “Notes”) in the original aggregate principal amount of $287,500,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 16, 2019 (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Company, H. Lundbeck A/S, a Danish aktieselskab (“Parent”), Lundbeck, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent, and Violet Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Lundbeck (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof with the Company, as the surviving entity in the Merger, becoming an indirect wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Common Stock Change Event under the Indenture;

WHEREAS, Section 11.06(a) of the First Supplemental Indenture provides that, prior to or at the effective time of any Common Stock Change Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 9.02(h) of the First Supplemental Indenture providing that, at and after the effective time of such Common Stock Change Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Common Stock Change Event would have owned or been entitled to receive (the “Reference Property”) upon such Common Stock Change Event;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock prior to the effective time (other than the Excluded Shares as set forth in the Merger Agreement) shall be converted into the right to receive (x) an amount in cash equal to $18.00 and (y) one (1) contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment (as such term is used in the Contingent Value Rights Agreement, dated as of October 21, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “CVR Agreement”) by and among Parent, Lundbeck and Computershare Trust Company, N.A. and Computershare Inc., collectively with Computershare Trust Company, N.A. as rights agent) without interest and subject to any applicable withholding taxes, in accordance with the terms of the Merger Agreement;

2.

WHEREAS, Section 9.02 of the First Supplemental Indenture provides that the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture to, among other things, (i) irrevocably elect to eliminate one or more of the Settlement Methods, (ii) in connection with any Common Stock Change Event, provide that the Notes are convertible into Reference Property, subject to the provisions of Section 11.02 of the First Supplemental Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 11.06 of the First Supplemental Indenture, and (iii) make any change that does not materially adversely affect the rights of any Holder;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 9.05 and 13.07 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

3.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01 Settlement Election. In accordance with Section 9.02(n) and subject to Section 11.02 of the First Supplemental Indenture, the Company hereby irrevocably elects to eliminate Cash Settlement and Combination Settlement, and its Conversion Obligations shall be satisfied solely by Physical Settlement.

Section 2.02 Conversion of Notes. In accordance with and subject to Section 11.06 of the First Supplemental Indenture, as a result of the Common Stock Change Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Reference Property upon the consummation of the Merger.

For all conversions that occur at or after the effective time of the Merger in accordance with and subject to Article 11 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be a number of units of Reference Property equal to the Conversion Rate in effect on the applicable Conversion Date (as may be increased pursuant to Section 11.03 of the First Supplemental Indenture), and (ii) the Company shall satisfy its Conversion Obligations by delivering (or causing the delivery of) such units of Reference Property to converting Holders on the second Business Day immediately following the relevant Conversion Date.

For purpose hereof, a “unit of Reference Property” means: (i) prior to the earlier of (a) the occurrence of the Milestone (as defined in the CVR Agreement) and (b) the Expiration Date (as defined in the CVR Agreement), $18.00 in cash and one (1) CVR, (ii) after the occurrence of the Milestone on or prior to the Expiration Date, $18.00 and one Milestone Payment (as defined in the CVR Agreement) in cash, and (iii) after the Expiration Date if the Milestone has not occurred on or prior to the Expiration Date, $18.00 in cash.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Provisions Binding on Company’s Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of the Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 3.03 Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.

Section 3.04 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.06 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07 Ratification of Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.08 Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the effective time of the Merger.

Section 3.09 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

5.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

ALDER BIOPHARMACEUTICALS, INC.

By:
/s/ Peter Anastasiou
Name:	Peter Anastasiou
Title:	President

Lundbeck LLC

By:
/s/ Peter Anastasiou
Name:	Peter Anastasiou
Title:	President and Lead Manager

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE